Exhibit 99.27(d)(7)

                  Survivorship Four Year Term Insurance Rider



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                   SURVIVORSHIP FOUR YEAR TERM INSURANCE RIDER


This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all the provisions contained in the Policy.

POLICY NUMBER:               [2000000]

FIRST INSURED:               [John Doe]

SECOND INSURED:              [Mary Doe]

RIDER DATE:                  [January 10, 2002]

RIDER EXPIRY DATE:           [January 10, 2006]

RIDER FACE AMOUNT:           [$250,000]

MONTHLY RIDER CHARGE:        [$1.00]



RIDER BENEFIT
The Rider Face Amount will be added to the death benefit otherwise payable if the Second Death of the Insureds occurs while this rider is in effect.

MONTHLY RIDER CHARGES
The monthly charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF THIS RIDER
This rider will terminate on the earliest of:

a. The Rider Expiry Date;

b. termination of the Policy; and

c. Our receipt of Your Written Request to cancel this rider.



                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella
                          ----------------------------
                              Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer


VR50